Exhibit 3.25

LIMITED LIABILITY COMPANY AGREEMENT

OF

FNP HOLDINGS, LLC

This Limited Liability Company Agreement (as amended from time to time, this “Agreement”) of FNP Holdings, LLC, dated and effective as of November 28, 2012, is entered into by Fifth & Pacific Companies, Inc., a Delaware corporation, as the sole member (the “Member”).

The Member, by execution of this Agreement and the filing of a Certificate of Formation of the Company with the Secretary of State of the State of Delaware, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1.                                      Name.  The name of the limited liability company governed hereby (the “Company”) is FNP Holdings, LLC.

2.                                      Certificates.  Chris DiNardo is hereby designated an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Member is hereby authorized to execute, deliver and file any certificates (and any amendments and/or restatements thereof) (i) to be filed in the office of the Secretary of State of the State of Delaware, or (ii) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3.                                      Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4.                                      Powers.  In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

(a)                                 Acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(b)                                 Act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

(c)                                       Take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

(d)                                      Operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(e)                                       Borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

(f)                                        Invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(g)                                       Prepay, in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

(h)                                      Enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(i)                                          Employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

(j)                                         Enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

(k)                                      Do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5.                                      Principal Business Office.  The principal business office of the Company shall be located at such place as the Member may determine from time to time. Any such additional offices as the Member may determine to establish shall be located at such place or places inside or outside the State of Delaware as the Member may designate from time to time.

6.                                      Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

7.                                      Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

8.                                      Member.  The name and the mailing address of the Member are as follows:

Name	Address
Fifth & Pacific Companies, Inc.	1441 Broadway, New York, New York, 10018

9.                                      Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10.                               Capital Contributions.  The Member is admitted as the sole member of the Company upon its execution and delivery of this Agreement. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

11.                               Additional Contributions.  The Member is not required to make any additional capital contribution to the Company. However, the Member may at any time, in its sole discretion, make additional capital contributions to the Company.

12.                               Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated solely to the Member.

13.                               Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

14.                               Management.  The Company shall be managed in accordance with the Act and this Agreement by the Member. The Member shall have the sole power and authority to take any and all actions necessary or convenient to or for the furtherance of the purposes of the Company set forth in this Agreement. There shall not be a “manager” (within the meaning of the Act) of the Company. The Member may appoint individuals as officers or agents with such titles as it may elect to act on behalf of the Company with such power and authority as the Member may delegate to any such persons.

15.                               Officers.  The Member may, from time to time as he deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Chief Financial Officer and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Each Officer shall have the authority to bind the Company in the ordinary course of business. Any delegation pursuant to this Section 15 may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member. Each Officer shall serve until the earlier of his death, resignation or removal.

16.                               Other Business.  Notwithstanding any duty otherwise existing at law or in equity, the Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others, and the Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17.                               Exculpation and Indemnification.

(a)                                 No Member, employee or agent of the Company or any affiliate thereof (each a “Covered Person”) shall be liable to the Company or to any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s willful misconduct. To the full extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of willful misconduct of such Covered Person with respect to such acts or omissions; provided, however, that any indemnity under this section 17 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(b)                                 To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this section 17. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(c)                                  The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Member otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such

Covered Person. The foregoing provisions of this Section 17 shall survive any termination of this Agreement.

18.                               Assignments.  The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member assigns all or part of its interest in the Company pursuant to this section 18, the assignee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the assignment, and, if the Member assigns all of its interest in the Company, then immediately following such admission, the assigning Member shall cease to be a member of the Company.

19.                               Resignation.  The Member may at any time resign from the Company.

20.                               Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the written consent of the Member. The admission of an additional member of the Company shall be effective upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.

21.                               Dissolution.

(a)                                 The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b)                                 The bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)                                  In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

22.                               Books and Records.  The Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Member.

23.                               Separability of Provisions.  Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

24.                                    Entire Agreement.  This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

25.                                    Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

26.                                    Amendments.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

27.                                    Sole Benefit of Member.  Except as expressly provided in section 17, the provisions of this Agreement (including section 11) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall not have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

28.                                    Binding Agreement.  The Member agrees that this Agreement constitutes a legal, valid and binding obligation of the Member.

29.                                    Rules of Construction.  Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. Pronouns apply equally to the masculine, feminine and neuter gender forms of such terms. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section references not attributed to a particular document shall be references to such parts of this Agreement.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

MEMBER:

FIFTH & PACIFIC COMPANIES, INC.

By:	/s/ Christopher T. Di Nardo
Name: Christopher T. Di Nardo
Title: Vice President — Deputy General Counsel

[Signature Page — FNP Holdings, LLC Limited Liability Company Agreement]